Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated May 25, 2017 with respect to the financial statement of FS Global Credit Opportunities Fund—T2 as of April 30, 2017 and to the incorporation by reference in this registration statement (Form N-2) of FS Global Credit Opportunities Fund—T2 of our report dated March 1, 2017, with respect to the financial statements of FS Global Credit Opportunities Fund included in FS Global Credit Opportunities Fund’s Annual Report (Form N-CSR) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 16, 2017